                                                                   EXHIBIT 10.2

                           REVOLVING CREDIT AGREEMENT


         REVOLVING CREDIT AGREEMENT (as it may be amended, supplemented or otherwise modified from time to time, this "Agreement") dated as of April 4, 1997 among INSURANCE AUTO AUCTIONS, INC., a California corporation (the "Borrower"), and LA SALLE NATIONAL BANK ("LaSalle"), as Lender hereunder (in such capacity, the "Lender").

                            PRELIMINARY STATEMENTS:

         (1) The Borrower has requested, on the terms and conditions set forth herein, that the Lender make Revolving Advances (as hereinafter defined) to the Borrower from time to time in an aggregate principal amount not to exceed at any time outstanding $15,000,000.

         (2) Subject to the terms and conditions set forth in this Agreement, the Lender has agreed to make such Revolving Advances to the Borrower.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

                                   ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

         SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Advance" has the meaning specified in Section 2.01.

         "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

         "Applicable Lending Office" means the Lender's Domestic Lending Office in the case of a Base Rate Advance and the Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

         "Applicable Margin" means, with respect to any Eurodollar Rate Advances, a percentage per annum determined by reference to the applicable EBIT to Interest Expense Ratio set forth below:
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         EBIT to Interest                   Applicable Margin for
          Expense Ratio                    Eurodollar Rate Advances
         ---------------                   ------------------------
         [S]                                          [C]
         Greater than 5.00:1.0                        0.75%
         Greater than 3.50:1.0 and                    0.90%
           less than or equal to 5.00:1.0
         Less than or equal to 3.50:1.0               1.25%

provided, however, that, notwithstanding the foregoing, for purposes of determining the Applicable Margin, the EBIT to Interest Expense Ratio shall be deemed to be less than or equal to 3.50 to 1.0 at all times when a Default has occurred and is continuing based on the Borrower's failure to deliver any financial statement or compliance certificate as and when required pursuant to Sections 5.03(b), 5.03(c) or 5.03(g), as applicable. For purposes of this Agreement, any change in the Applicable Margin based on a change in the EBIT to Interest Expense Ratio shall be effective three Business Days after the date of receipt by the Lender of the financial statements and compliance certificate required by Sections 5.03(b), 5.03(g), as applicable, reflecting such change.

         "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of: (a) the rate of interest announced publicly by LaSalle from time to time as LaSalle's prime or corporate base rate; and (b) 1/2 of one percent per annum above the Federal Funds Rate.

        "Base Rate Advance" means an Advance that bears interest as provided in
Section 2.06(a).

         "Borrower" has the meaning set forth in the recital of parties to this Agreement.

         "Borrower's Account" means the account of the Borrower maintained by the Borrower with LaSalle at its office at 135 South LaSalle Street, Chicago, Illinois 60603-3499, Account No. __________.

         "Business Day" means a day of the year on which banks are not required or authorized by law to close in Chicago, Illinois and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

         "Capitalized Lease" means a lease that has been or should be, in accordance with GAAP, recorded as a capital lease.

         "Capitalized Lease Obligations" means, for any Person as of the date of determination thereof, the amount at which the aggregate payments due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person in accordance with GAAP.





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         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended or supplemented from time to time, and the regulations promulgated pursuant thereto.

         "Closing Date" means the date on which each of the conditions precedent set forth in Section 3.01 is satisfied.

         "Commitment Fee Percentage" means a percentage per annum equal to 0.25%.

         "Confidential Information" means information delivered to the Lender by or on behalf of the Borrower or any of its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement which is proprietary in nature and which was clearly marked or labeled when received by the Lender as being confidential information of the Borrower; provided, however that such term shall not include any information (a) which was publicly known or otherwise known to the Lender prior to the time of such disclosure,
(b) which subsequently becomes publicly known through no act or omission by the Lender or any person acting on its behalf, (c) which otherwise becomes known to the Lender other than through disclosure by the Borrower or any of its Subsidiaries, or (d) which constitutes financial statements delivered to the Lender that are otherwise public available.

         "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

         "Consolidated Interest Expense" means, for any period, total interest expense (including the interest component of Capitalized Leases) of the Borrower and its Subsidiaries on a Consolidated basis for such period in conformity with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to any financings or letters of credit and net costs under Hedge Agreements, excluding charges in such period for the amortization or write-off of capitalized (i) amounts payable pursuant to Section 2.07(a), and (ii) other expenses relating to the negotiation and preparation of, and the initial Advance under, this Agreement.

         "Consolidated Net Income" means, for any period, the net income or net loss of the Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP after excluding (i) any net loss or any undistributed net income of any non-majority owned entity; (ii) net income or net loss of any corporation (other than a Subsidiary) merged into or consolidated with the Borrower or a Subsidiary for any period prior to the date of such merger or consolidation; (iii) any net gain or loss (net of applicable tax effect) realized in the disposition of capital assets; and (iv) any net income resulting from any reappraisal, revaluation or write-up of assets.

         "Consolidated Net Worth" means, as of any date of determination, the shareholders' equity (including preferred shareholders' equity) of the Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP as of the then most recently





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ended Fiscal Quarter.

         "Consolidated Total Assets" means, as of any date of determination, the total assets of the Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP, in each case as of the then most recently ended Fiscal Quarter.

         "Consolidated Total Capitalization" means, as of any date of determination, the sum of: (i) all outstanding Debt of the Borrower and its Subsidiaries as of such date, (ii) deferred income tax liability of the Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP as of the then most recently ended Fiscal Quarter, and (iii) Consolidated Net Worth.

         "Consolidated Total Debt" means, as of any date of determination, the sum of all outstanding Debt of the Borrower and its Subsidiaries as of such date.

         "Consolidated Total Liabilities" means, as of any date of determination, the sum of (i) total liabilities of the Borrower and its Subsidiaries determined on a Consolidated basis, and (ii) liabilities of any Person, other than the Borrower or a Subsidiary, guaranteed, directly or indirectly, by the Borrower or a Subsidiary, in each case as of the then most recently ended Fiscal Quarter.

         "Contractual Obligation", as applied to any Person, means any provision of any indenture, mortgage, deed of trust, contract, undertaking, document or other agreement, instrument or Securities to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

         "Currency Hedging Agreements" means currency swap agreements, currency future or option contracts and other similar agreements.

         "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (except accounts payable and accrued expenses arising in the ordinary course of business but only if and so long as the same are payable on conventional terms and in any event no later than one year after the incurrence thereof), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to possession or sale of such property), (e) all Obligations of such Person constituting Capitalized Lease Obligations, (f) all Obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase or redeem Redeemable Preferred Stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Obligations of such Person in respect of





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Hedge Agreements (valued in an amount equal to the highest termination payment, if any, that would be payable upon termination for any reason on the date of determination), (i) all Debt of others referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement
(i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (j) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has existing right, contingent or otherwise, to be secured
by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; but in each case excluding obligations under operating leases and obligations under employment contracts entered into in the ordinary course of business. In the case of employment contracts not entered into in the ordinary course of business, "Debt" shall be deemed to include only the present value of obligations thereunder, determined by discounting such obligations from the scheduled payment date to the date of determination at a discount rate equal to 1.0% plus the "prime rate" as published in the Wall Street Journal on the date of determination (or, if not so published on such date of determination, on the most recent day of publication preceding such date).

         "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

         "Designated Seller Financing" means (i) Debt of the Borrower consisting of seller financing incurred in connection with Permitted Acquisitions to the extent (and only to such extent) that such Debt has a maturity prior to the Revolving Commitment Termination Date in effect on the date such Debt is incurred, and (ii) any Debt of a Subsidiary consisting of seller financing incurred in connection with Permitted Acquisitions.

         "Domestic Lending Office" means the office of the Lender specified as its "Domestic Lending Office" on the Lender's signature page hereto, or such other office as the Lender may from time to time specify to the Borrower.

         "EBIT" means, for any period, net income (or net loss) determined in accordance with GAAP for such period plus the sum of (a) Consolidated Interest Expense, and (b) income tax expense determined in accordance with GAAP for such period.

         "EBIT to Interest Expense Ratio" means, as of any time of determination, the ratio of (i) EBIT of the Borrower and its Subsidiaries on a Consolidated basis to (ii) Consolidated





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Interest Expense, in each case for the period of the then most recently ended period of four consecutive Fiscal Quarters.

         "Environmental Action" means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, investigation, proceeding, consent order or consent relating in any way to any Environmental Law or any Environmental Permit including, without limitation, (a) any claim by any governmental or regulatory authority for enforcement, cleanup, removal, response remedial or other actions or damages pursuant to any Environment Law and (b) any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

         "Environmental Law" means any foreign, state or local law, rule regulation, order, writ, judgment, injunction, decree, determination or award relating to the environment, health, safety or Hazardous Materials, including, without limitation, CERCLA, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Occupational Safety and Health Act, in each case as amended or supplemental and including any regulations promulgated pursuant thereto.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

         "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the Borrower's controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

         "ERISA Event" means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the application for a minimum funding waiver with respect to a Plan;
(c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA; (d) the cessation of operations at a facility of the Borrower or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the failure by the Borrower or any of its ERISA Affiliates to make a payment to a Plan if the conditions for the imposition of a lien under Section 302(f)(1) of ERISA are satisfied; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042





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of ERISA that could constitute grounds for the termination of, or the appointment of a trustee to administer, a Plan.

         "Eurocurrency Liabilities" has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

         "Eurodollar Lending Office" means the office of the Lender specified as its "Eurodollar Lending Office" on the Lender's signature page hereto (or, if no such office is specified, its Domestic Lending Office), or such other office of the Lender as the Lender may from time to time specify to the Borrower.

         "Eurodollar Rate" means, for any Interest Period for any Eurodollar Rate Advance, an interest rate per annum (rounded upward to the nearest whole multiple of 0.01% per annum) equal to the rate per annum obtained by dividing
(a) the rate per annum at which deposits in U.S. dollars are offered generally to Lender in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount equal to such Eurodollar Rate Advance and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. The Lender's determination of the Eurodollar Rate as provided above shall be conclusive, absent manifest error.

         "Eurodollar Rate Advance" has the meaning specified in Section
2.06(b).

         "Eurodollar Rate Reserve Percentage" for any Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

         "Events of Default" has the meaning specified in Section 6.01.

         "Existing Liens" means the Liens on assets of the Borrower and its Subsidiaries identified as such on Schedule 5.02(a)(viii).

         "Federal Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy" as now and hereafter in effect and any successor statute.





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         "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by LaSalle from three Federal funds brokers of recognized standing selected by it.

         "Fiscal Quarter" means any quarter of a Fiscal Year of the Borrower.

         "Fiscal Year" means the annual fiscal reporting period of the Borrower and its Subsidiaries consisting of a period of 12 consecutive months ending December 31.

         "GAAP" has the meaning specified in Section 1.03.

         "Governmental Authority" means any nation, state, sovereign or any political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Hazardous Materials" means petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, radon gas and any other chemicals, materials or substances designated, classified, or regulated as being "hazardous" or "toxic," or words of similar import, or to which exposure is regulated, under any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance.

         "Hedge Agreements" means Interest Rate Contracts and Currency Hedging Agreements.

         "Indemnified Party" has the meaning specified in Section 7.04(b).

         "Insufficiency" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

         "Interest Period" has the meaning specified in Section 2.06(b).

         "Interest Rate Contracts" means interest rate swap, cap or collar agreements, interest rate future or option contracts and other similar agreements.

         "Interest Type" refers to the distinction between Advances bearing interest with reference to the Base Rate and Advances bearing interest with reference to the Eurodollar Rate.





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         "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

         "Investment" in any Person means any loan or advance to such Person, any purchase or other acquisition of any capital stock, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any arrangement pursuant to which the investor incurs Debt of the types referred to in clauses (i) and (j) of the definition of "Debt" in respect of such Person.

         "Lender" has the meaning set forth in the recital of parties to this Agreement.

         "Lender's Account" means the account of the Lender maintained by the Lender with LaSalle at its office at 135 South LaSalle Street, Chicago, Illinois 60603-3499, ABA# 071000505, Attention Loan Account No. 1378018-7300,
Reference: Insurance Auto Auctions, Inc.

         "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

         "Loan Documents" means this Agreement and the Note, in each case as amended, supplemented or otherwise modified from time to time.

         "Management Shareholders" means Bradley S. Scott, James P. Alampi and Linda C. Larrabee.

         "Margin Stock" has the meaning specified in Regulation U.

         "Material Adverse Effect" means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries taken as a whole, or (b) the ability of the Borrower repay the Advances or otherwise to perform under the Loan Documents.

         "Multiemployer Plan" of any Person means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which such Person or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

         "Multiple Employer Plan" of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and at least one Person other than such Person and its ERISA Affiliates or





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
(b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

         "Note" means the promissory note of the Borrower payable to the order of the Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to the Lender resulting from the Revolving Advances made by the Lender.

         "Notice of Borrowing" means either (i) a notice substantially in the form of Exhibit B, or (ii) notice by teletransmission or telephonic notice of the information required by Exhibit B. Any Notice of Borrowing given in accordance with clause (ii) above shall be promptly confirmed by the Borrower in writing by a notice substantially in the form of Exhibit B.

         "Obligation" means, with respect to any Person, any obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of the Borrower under the Loan Documents include
(a) the obligation to pay principal, interest, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation to reimburse any amount in respect of any of the foregoing that the Lender, in its sole discretion, may elect in accordance with the Loan Documents to pay or advance on behalf of the Borrower.

         "Officers' Certificate" means a certificate executed on behalf of the Borrower by (a) its chairman or vice-chairman of the Board (if an officer) or its president or any vice-president, and (b) its chief financial officer, its controller, its treasurer or any assistant treasurer.

         "Other Taxes" has the meaning specified in Section 2.10(b).

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Permitted Acquisition" means any acquisition, whether by merger, purchase of assets or purchase of stock, of any business related to the business of the Borrower or any of its Subsidiaries so long as such acquisition would not result in a Default under Section 5.02(g).

         "Permitted Investments" means existing Investments described on
Schedule 1.01 hereto and not described in clauses (i) through (ix) of this definition, and other Investments consisting of: (i) direct obligations of the U.S. Government or any agency thereof, or obligations guaranteed by the U.S. Government, in each case maturing in twelve months or less from the date of acquisition; (ii) state, municipal or corporate debt obligations maturing in twelve





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
months or less from the date of acquisition and rated "A" or better (or the equivalent) by Standard & Poor's Rating Group or Moody's Investors Service;
(iii) investments in bankers acceptances, Eurodollar deposits or certificates of deposit maturing within one year from the date of issuance thereof and issued by any U.S. commercial bank with capital and surplus of not less than $250 million or any foreign bank with a capital and surplus of not less than $1 billion with a branch in the United States; (iv) preferred stock rated "A" or better by Standard & Poor's Rating Group or Moody's Investors Service; (v) loans or advances in the ordinary course of business to suppliers, officers, directors and employees incidental to carrying on the business of the Borrower or any Subsidiary (including employee relocation loans); (vi) receivables arising from the sale of goods and services in the ordinary course of business of the Borrower and its Subsidiaries; (vii) loans to Subsidiaries and loans by a Subsidiary to the Borrower or another Subsidiary, in each case in the ordinary course of business; (viii) Permitted Acquisitions; and (ix) other Investments not listed herein with respect to which the aggregate unrecovered amount for all such Investments does not exceed $5,000,000 at any time.

         "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

         "Plan" means a Single Employer Plan or a Multiple Employer Plan.

         "Preferred Stock" means, with respect to any corporation, capital stock issued by such corporation that is entitled to a preference or priority over any other capital stock issued by such corporation upon any distribution of such corporation's assets, whether by dividend or upon liquidation.

         "Redeemable" means, with respect to any capital stock, Debt or other right or Obligation, any such capital stock, Debt or other right or Obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer, or (b) is redeemable at the option of the holder.

         "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

         "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

         "Requirements of Law" means, as to any Person, the charter and bylaws or other organizational or governing documents of such Person, and any law, rule or regulation, permit





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
(including, without limitation, any Environmental Law or Environmental Permit), or order, writ, judgment, injunction, decree or other determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "Responsible Officer" means any of (i) the President, Chief Executive Officer, Executive Vice President, Chief Financial Officer, Treasurer or any Assistant Treasurer of the Borrower, (ii) any other employee of the Borrower or any of its Subsidiaries whose duties include determining compliance with the terms hereof, (iii) with respect to environmental matters only, any employee of the Borrower whose duties include determining or monitoring compliance with Environmental Laws, and (iv) with respect to ERISA matters only, any employee of the Borrower whose duties include determining or monitoring compliance with ERISA.

         "Revolving Advance" has the meaning specified in Section 2.01.

         "Revolving Commitment" means, as of any time of determination, $15,000,000, as such amount may be reduced at or prior to such time pursuant to
Section 2.04.

         "Revolving Commitment Termination Date" means the earlier of (i) April 1, 2000, and (ii) the date of termination in whole of the Revolving Commitments pursuant to Section 2.04 or 6.01.

         "Securities" means any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities," or any certificates of interest, shares, or participation in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include any evidence of the Obligations hereunder.

         "Securities Act" means the Securities Act of 1933, as amended to the date hereof and from time to time hereafter, and any successor statute.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

         "Senior Notes" means the 8.60% Senior Notes due February 15, 2002 issued by the Borrower pursuant to the Senior Note Agreement, including any notes issued in substitution thereof or exchange therefor pursuant to the Senior Note Agreement, as such notes may be amended, supplemented or otherwise modified from time to time.

         "Senior Note Documents" means the Senior Note Agreement and the Senior Notes.

         "Senior Note Agreement" means the Note Agreement dated as of December 1, 1994 among the Borrower and the Purchasers named in Schedule I thereto, as such agreement may be amended, supplemented or otherwise modified from time to time.

         "Single Employer Plan" of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and no Person other than such Person and its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under
Section 4069 of ERISA in the event such plan has been or were to be terminated.

         "Solvent" and "Solvency" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

         "Subsidiary" of any Person means any corporation, partnership, limited liability company, joint venture, trust or estate of which (or in which) more than 80% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, limited liability company or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.


         "Surviving Debt" has the meaning specified in Section 5.02(b)(iii).

         "Surviving Debt Agreement" means any agreement or instrument setting forth the terms and conditions of any Surviving Debt.

         "Taxes" has the meaning specified in Section 2.10(a).

         "Unused Revolving Commitment" means, at any time, the Revolving Commitment at such time, minus the aggregate principal amount of all Revolving Advances outstanding at such time.

         "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

         "Welfare Plan" means a welfare plan, as defined in Section 3(I) of ERISA.

         "Withdrawal Liability" has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

         SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

         SECTION 1.03. Accounting Terms. Subject to Section 7.10, all accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(g) and delivered to the Lender prior to the date hereof ("GAAP").

                                   ARTICLE II

                       AMOUNTS AND TERMS OF THE ADVANCES

         SECTION 2.01. The Advances. The Lender agrees, on the terms and conditions hereinafter set forth, to make advances (each such advance being referred to herein as an "Advance" or a "Revolving Advance") to the Borrower from time to time on any Business Day during the period from the Closing Date until the Revolving Commitment Termination Date in an amount for each such Advance not to exceed the Unused Revolving Commitment on such Business Day. Each Advance shall be in the amount of $250,000 or an integral multiple of $250,000 in excess thereof. Within the limits of the Unused Revolving Commitment in effect from time to time, the Borrower may borrow under this
Section 2.01, prepay pursuant to Section 2.05 and reborrow under this Section 2.01.

         SECTION 2.02.  Making the Advances: Disbursements.

         (a) Making the Advances. Each Advance hereunder shall be made on notice received by the Lender from the Borrower (pursuant to a Notice of Borrowing) not later than 12:00 noon (Chicago, Illinois time) (a) on the Business Day prior to the date of such Advance if such Advance is a Base Rate Advance, and (b) on the third Business Day prior to the date of such Advance if such Advance is a Eurodollar Rate Advance. Each such Notice of Borrowing shall be irrevocable upon receipt by the Lender and, in the case of any Notice of Borrowing for a Eurodollar Rate Advance, the Borrower shall indemnify the Lender against any loss, cost or expense incurred by the Lender as a result of any failure to fulfill on or before the date specified by such Notice of Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits but excluding the Applicable Margin), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund the Advance to be made by the Lender when such Advance, as a result of such failure, is not made on such date.

         (b) Disbursement of Advances. Upon fulfillment of the applicable conditions set forth in Article III, the Lender will make funds for the applicable Advance available to the Borrower by crediting the Borrower's Account.

         SECTION 2.03. Repayment. The Borrower shall repay to the Lender (in accordance with the provisions of Section 2.09(a) on the Revolving Commitment Termination Date the aggregate principal amount of all Advances owing to the Lender outstanding on the Revolving Commitment Termination Date.

         SECTION 2.04. Voluntary Reduction of the Revolving Commitments. The Borrower shall have the right, upon at least three Business Days' notice to the Lender, to terminate in whole or reduce in part the unused portion of the Revolving Commitment; provided, however, that (i) each partial reduction shall be in an amount of $1,000,000 or any multiple of $1,000,000 in excess thereof, and (ii) the aggregate amount of the Revolving Commitment shall not be reduced pursuant to this Section 2.04 to an amount less than the aggregate principal amount of all Revolving Advances then outstanding.

         SECTION 2.05.  Prepayments.

         (a) Optional Prepayments. The Borrower may, upon prior notice to the Lender (which shall be given at least one Business Day in advance in the case of prepayment of Base Rate Advances and three Business Days in advance in the case of prepayment of Eurodollar Rate Advances), stating the proposed date and aggregate principal amount of the prepayment and the Interest Type of Advances to be prepaid (and if such notice is given the Borrower shall), prepay in whole or in part the outstanding principal of Advances of such Interest Type, together with interest thereon to the date of such prepayment on the principal amounts prepaid (plus, in the case of prepayment of Eurodollar Rate Advances prior to the end of the applicable Interest Period, any additional amount for which the Borrower shall be obligated pursuant to Section 7.04(c)); provided, however, that each partial prepayment shall be in an aggregate principal amount of $1,000,000 or any multiple of $500,000 in excess thereof.

         (b) Mandatory Prepayments of Excess Advances. If, at any time, the then outstanding aggregate principal amount of all Revolving Advances shall exceed the aggregate amount of the Revolving Commitment of the Lender at such time, the Borrower shall immediately prepay the outstanding principal amount of Revolving Advances in an aggregate amount equal to such excess.

         SECTION 2.06. Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal is paid in full at the applicable rate set forth below.

         (a) Interest on Base Rate Advances. Except to the extent that the Borrower shall elect to pay interest on all or any part of any Advance made or to be made to the Borrower under Section 2.01 for any Interest Period pursuant to subsections (b) and (c) of this Section 2.06, the Borrower shall pay interest on the unpaid principal amount of each Advance, from the date of such Advance until such principal amount is paid in full, payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing June 30, 1997, and on the Revolving Commitment Termination Date, in each case at a fluctuating interest rate per annum equal, subject to Section 2.06(d), to the Base Rate in effect from time to time.

         (b) Interest Periods for Eurodollar Rate Advances. The Borrower may, pursuant to Section 2.06(c), elect to have the interest on the principal amount of all or any portion of any Advances made or to be made to the Borrower under Section 2.01 (each such principal amount owing to the Lender as to which such election has been made being a "Eurodollar Rate Advance" owing to the Lender) determined and payable for a specified period (an "Interest Period" for such Eurodollar Rate Advance) in accordance with subsection (c) below, provided, however, that the Borrower may not have more than ten Eurodollar Rate Advances owing to the Lender outstanding at any one time. Each Interest Period shall be one, two, three, or six months, at the Borrower's selection pursuant to subsection (c) below, provided, however, that:

                (i) The first day of an Interest Period for any Eurodollar Rate Advance shall be either the last day of any then current Interest Period for such Advance or, if there shall be no then current Interest Period for such Advance, any Business Day.

                (ii) The Borrower may not select any Interest Period that ends after the Revolving Commitment Termination Date.

                (iii) Whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following month, the last day of such Interest Period shall occur on the next preceding Business Day.

                 (iv) Whenever the first day of any Interest Period occurs on a day of the month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months of such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

         (c) Interest on Eurodollar Rate Advances. The Borrower may from time to time, on the condition that no Event of Default has occurred and is continuing, and subject to the provisions of Sections 2.06(b) and 2.06(e), elect to pay interest on all or any portion of any Advances during any Interest Period therefor at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period for such Advances plus the Applicable Margin in effect from time to time, by notice, specifying the amount of the Advances as to which such election is made (which amount shall be $250,000 or any multiple of $250,000 in excess thereof) and the first day and duration of such Interest Period, received by the Lender before 12:00 noon (Chicago, Illinois time) three Business Days prior to the first day of such Interest Period. If the Borrower has made such election for Eurodollar Rate Advances for any Interest Period, the Borrower shall pay interest on the unpaid principal amount of such Eurodollar Rate Advances during such Interest Period, payable in arrears on the last day of such Interest Period and, in the case of any Interest Period of six months, on the date which is three months after the first day of such Interest Period, in each case at a rate equal, subject to Section 2.06(d), to the sum of the Eurodollar Rate for such Interest Period for such Eurodollar Rate Advances plus the Applicable Margin in effect from time to time during such Interest Period. On the last day of each Interest Period for any Eurodollar Rate Advance, the unpaid principal balance thereof shall automatically become and bear interest as a Base Rate Advance, except to the extent that the Borrower has elected to pay interest on all or any portion of such amount for a new Interest Period commencing on such day in accordance with this Section 2.06(c). Each notice by the Borrower under this Section 2.06(c) shall be irrevocable upon receipt by the Lender, and the Borrower shall indemnify the Lender against any loss, cost or expense incurred by the Lender as a result of any failure to fulfill on or before the date specified by such notice the applicable conditions set forth in this Section 2.06(c) or Article III, including, without limitation, any loss (including loss of anticipated profits but excluding the Applicable Margin), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund any such Eurodollar Rate Advance when such Eurodollar Rate Advance, as a result of such failure, is not made or does not become effective.

         (d) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to the Lender, payable in arrears on the dates referred to in Sections 2.06(a) (with respect to Base Rate Advances) or 2.06(c) (with respect to Eurodollar Rate Advances) and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum otherwise required to be paid on such Advance and (ii) the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to Section 2.06(a).

         (e)     Suspension of Eurodollar Rate Advances.

                 (i) Illegality. Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for the Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by the Lender to the Borrower, (A) each Eurodollar Rate Advance will automatically, upon such demand (or, if permitted by applicable law, at the end of the then applicable Interest Period), be converted into a Base Rate Advance and (B) the obligation of the Lender to make or maintain, or to convert Advances into Eurodollar Rate Advances shall be suspended until the Lender shall notify the Borrower that the Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, the Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow the Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of the Lender, be otherwise disadvantageous to the Lender.

                 (ii) Unavailability. If Lender determines in good faith (which determination shall be conclusive, absent manifest error) prior to the commencement of any Interest Period that (A) United States dollar deposits of sufficient amount and maturity for funding any Eurodollar Rate Advance are not available to the Lender in the London interbank Eurodollar market in the ordinary course of business, or (B) by reason of circumstances affecting the London interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the relevant Eurodollar Rate Advance, then Lender shall forthwith so notify the Borrower and, so long as the foregoing conditions continue, Revolving Advances may not be advanced as Eurodollar Rate Advances thereafter.

                 (iii) Other Circumstances. If, with respect to any Eurodollar Rate Advance, the Lender shall determine that the Eurodollar Rate for the Interest Period (or any proposed Interest Period) for such Advance will not adequately reflect the cost to the Lender of making, funding or maintaining such Advance for such Interest Period (or such proposed Interest Period), the Lender shall forthwith so notify the Borrower, whereupon (i) such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Advance and (ii) the obligation of the Lender to make, or to convert Advances into, Eurodollar Rate Advances shall be suspended until the Lender shall notify the Borrower that the Lender has determined that the circumstances causing such suspension no longer exist.

                 (iv) Suspension on Event of Default. Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Advance and (ii) the obligation of the Lender to make, or to convert Advances into, Eurodollar Rate Advances shall be suspended.

         SECTION 2.07.  Fees.

         (a) Lender's Fees. There shall be no closing or up-front fee payable by the Borrower to the Lender with respect to this Agreement.

         (b) Commitment Fees. The Borrower agrees to pay to the Lender a commitment fee on the average daily Unused Revolving Commitment, from the date hereof until the Revolving Commitment Termination Date, at the rate per annum equal to the Commitment Fee Percentage, payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing June 30, 1997, and on the Revolving Commitment Termination Date.

         (c) Absolute Obligation. The Borrower's obligation hereunder to pay the fees referred to in this Section 2.07 shall be absolute and unconditional and shall survive the making and repayment of Advances and the termination of this Agreement. All fees which are due or become due pursuant to this Section 2.07 are nonrefundable.

         SECTION 2.08.  Increased Costs, Etc.

         (a) Increased Costs. If, due to either (i) the introduction of or any change after the date hereof (other than any change by way of imposition or increase of reserve requirements included in the calculation of the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central back or other governmental authority (whether or not having the force of law) issued or made after the date hereof, there shall be any increase in the cost to the Lender of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, within five Business Days of written demand by the Lender, pay to the Lender additional amounts sufficient to compensate the Lender for such increased cost; provided, however, that, before making any such demand, the Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of the Lender, be otherwise disadvantageous to the Lender. A certificate as to the amount of such increased cost, submitted to the Borrower by the Lender, shall be conclusive and binding for all purposes, absent manifest error.

         (b) Capital Requirements. If the Lender determines that compliance with:

                 (i) any law, regulation or guideline enacted or published after the date hereof or any request from any central bank or other governmental authority made after the date hereof (whether or not having the force of law); or

                 (ii) any existing law, regulation or guideline or any request that has been made on or prior to the date hereof by any central bank or other governmental authority, in any case under this clause (ii) as a result of a change in, or a change in the interpretation of, such law, regulation, guideline or request occurring after the date hereof affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and that the amount of such capital is increased by or based upon the existence of the Lender's commitment to lend hereunder or other commitments of such type, then, within five Business Days of written demand by the Lender, the Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender in the light of such circumstances, to the extent that the Lender reasonably determines such increase in capital to be allocable to the existence of the Lender's commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower by the Lender shall be conclusive and binding for all purposes, absent manifest error.

         SECTION 2.09.  Payments and Computations.

         (a) Payments by Borrower. The Borrower shall make each payment hereunder and under any other Loan Document to which it is a party, irrespective of and without condition or deduction for any counterclaim, defense, recoupment or set off, in lawful money of the United States and in same day funds delivered to the Lender not later than 1:00 p.m. (Chicago, Illinois time) on the day when due by deposit of such funds to the Lender's Account. Any payment so delivered to the Lender after 1:00 p.m. (Chicago, Illinois time) on any Business Day, or on any day which is not a Business Day, shall be deemed received by the Lender on the next succeeding Business Day.

         (b) Computations. All computations of interest in respect of Base Rate Advances (and in respect of any other amount payable hereunder other than Eurodollar Rate Advances) and all computations in respect of commitment fees shall be made by the Lender on the basis of a year of 360 days, and all computations of interest in respect of Eurodollar Rate Advances shall be made by the Lender on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable; provided that if any Advance is repaid on the same day on which it is made, one day's interest shall be paid on such Advance. Each determination by the Lender of an interest rate, fee, commission or discount rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

         (c) Application of Payments Specified by the Borrower. Except as otherwise specified herein, so long as no Event of Default has occurred and is continuing, all payments shall be applied as instructed by the Borrower if such instructions are received by the Lender prior to or contemporaneously with receipt of funds therefor.

         (d) Application of Payments Not Otherwise Specified. If the Lender receives funds for application to the Advances or any other Obligations of the Borrower under the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Obligations to which, or the manner in which, such funds are to be applied, the Lender may elect to apply such funds in repayment or prepayment of such of the outstanding Advances as the Lender may determine, and thereafter in repayment or prepayment of any other Obligations of the Borrower then outstanding under the Loan Documents as the Lender shall determine.

         (e) Payments on Days Other Than Business Days. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest and commitment fees; provided, however, if such extension would cause payment of interest on or principal of any Eurodollar Rate Advance to be made in the next following month, such payment shall be made on the next preceding Business Day.

         (f) Certain Terms. The terms "pay," "paid" or "payment" under this Agreement shall include prepay, prepaid or prepayment, respectively, under this Agreement, and the term "due" under this Agreement shall include due by reason of a mandatory prepayment (including upon an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code or upon acceleration).

         SECTION 2.10.  Taxes.

         (a) Withholding Taxes. Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.09, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the Lender's income, and franchise taxes imposed on the Lender in lieu of income taxes, by the jurisdiction under the laws of which the Lender is organized or any political subdivision thereof or by the jurisdiction of the Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Note, (i) the sum payable shall be increased as may be necessary so that after making all required deductions

(including deductions applicable to additional sums payable under this Section 2.10) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and
(iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

         (b) Other Taxes. In addition, the Borrower shall pay any present or future stamp, recording, documentary, excise or similar taxes, charges or levies that arise from any payment made hereunder or from the execution, delivery or registration of any Loan Document (hereinafter referred to as "Other Taxes").

         (c) Indemnification. The Borrower shall indemnify the Lender for the full amount of Taxes and Other Taxes, and for the full amount of taxes imposed by any jurisdiction on amounts payable under this Section 2.10, paid by the Lender and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. Payments pursuant to this indemnification shall be made within 30 days from the date the Lender makes written demand therefor setting forth in reasonable detail the basis of the Borrower's obligation to indemnify the Lender pursuant to this Section 2.10.

         (d) Evidence of Payment. Within 30 days after the date of any payment of Taxes pursuant to Section 2.10(a) or (b), the Borrower shall furnish to the Lender, at its address referred to in Section 7.02, evidence reasonably satisfactory to the Lender of payment thereof. In the case of any payment hereunder for the account of the Lender which is made by the Borrower through an account or branch outside the United States or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall, except where such mode of payment is at the request of the Lender, furnish, or cause such payor to furnish, to the Lender, at such address, a certificate from the appropriate taxing authority or authorities or an opinion of counsel acceptable to the Lender, in either case stating that such payment is exempt from Taxes. For purposes of this subsection (d), the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

         (e) Survival. Without prejudice to the survival of any other agreements of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.10 shall survive the payment in full of principal and interest hereunder.

         SECTION 2.11 Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) for general corporate purposes of the Borrower and its subsidiaries, including repayment of its existing revolving credit facility with NationsBank of Texas, N.A. and financing Permitted Acquisitions.

         SECTION 2.12. Maintenance of Accounts by the Lender. The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the

Borrower to the Lender resulting from each Advance owing to the Lender from time to time, including (i) the date and amount of each Advance made hereunder, the Interest Type of such Advance and any Interest Period applicable thereto,
(ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder, and (iii) the amount of any sum received by the Lender from the Borrower hereunder. The entries made in such account or accounts shall be conclusive and binding for all purposes, absent manifest error.

                                  ARTICLE III

                             CONDITIONS OF LENDING

         SECTION 3.01. Conditions Precedent to Initial Advance. The obligation of the Lender to make the initial Advance hereunder is subject to the following conditions precedent:

        (a) Delivery of Documents. The Lender shall have received on or before the day of such Advance the following, each dated as of the date of the execution hereof by the Borrower (unless otherwise specified):

                (i) The Note, dated the date hereof, payable to the order of the Lender.

                 (ii) Certified copies of the resolutions of the Board of Directors of the Borrower approving the execution, delivery and performance of this Agreement and the Note, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Note.

                 (iii) A copy of a certificate of the Secretary of State of the State of California, dated within ten days of the date hereof, listing and including copies of the articles of incorporation of the Borrower and each amendment thereto on file in such Secretary of State's office and certifying that (A) such amendments are the only amendments to the Borrower's articles of incorporation on file in such Secretary of State's office, (B) the Borrower has paid all franchise taxes to the date of such certificate, and (C) the Borrower is duly incorporated and in good standing under the laws of such state.

                 (iv) A certificate of the Borrower, signed on behalf of the Borrower by its President or a Vice President and its Secretary or any Assistant Secretary, certifying as to (A) the absence of any amendments to the charter of the Borrower since the date of the Secretary of State's certificate referred to in Section 3.01(a)(iii),
         (B) a true and correct copy of the bylaws of the Borrower as in effect on the date of such certificate, (C) the due incorporation and good standing of the Borrower as a corporation organized under the laws of the State of California, and the absence of any proceeding for the dissolution or liquidation of the Borrower, (D) the truth of the representations and warranties contained in the Loan Documents and (E) the absence of any event occurring and continuing that constitutes a Default.

                (v) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents and the other documents to be delivered hereunder and thereunder.

                (vi) A letter from NationsBank of Texas, N.A. indicating the payoff amount of all Obligations of Borrower to it, including without limitation, those arising under a Revolving Credit Agreement dated as of August 1, 1995.

                (vii) A letter of direction from the Borrower with respect to the disbursement of the initial Advance hereunder.

                (viii) A certificate from the Secretary of State of the State of Illinois as to the qualification and good standing of Borrower to conduct business in the State of Illinois.

         (b) Material Adverse Change; Accuracy of Information. There shall not have occurred since December 31, 1995 a material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries taken as a whole, and all written information provided by or on behalf of the Borrower or any of its Subsidiaries to the Lender on or prior to the date hereof shall be true and correct in all material respects and not incomplete by omitting any information necessary to make the information provided not misleading in any material respect.

         (c) Litigation. There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that
(i) could reasonably be expected to have a Material Adverse Effect, or (ii) purports to affect the legality, validity or enforceability of this Agreement or the Note or the consummation of the transactions contemplated hereby or thereby.

         (d) Payment of Fees. The Borrower shall have paid all accrued fees and expenses of the Lender (including any fees payable to the Lender on the date of the execution hereof by the Borrower pursuant to Section 2.07 and, $10,000 for fees of counsel to the Lender plus the reasonable expenses and disbursements of such counsel in connection herewith, which fees, expenses and disbursements shall, to the extent set forth in a written billing statement delivered to the Borrower on or prior to the date of the execution hereof by the Borrower, have been paid on such date of execution).

         (e) Opinion of Counsel. The Lender shall have received on the date of the execution hereof by the Borrower, a favorable opinion of Shaffer, Gold & Rubaum, LLP, counsel to the Borrower, in substantially the form of Exhibit C and as to such other matters as the Lender may reasonably request.

         (f) Payment of NationsBank Obligations. All Obligations of Borrower to NationsBank of Texas, N.A., including principal, interest, and other amounts shall have been paid in full (including, to the extent necessary, from proceeds of the initial Advance hereunder).

         (g) Other Information. The Lender shall have received such other financial, business and other information regarding the Borrower and its Subsidiaries as the Lender shall have reasonably requested.

         SECTION 3.02. Conditions Precedent to Each Advance. The obligation of the Lender to make an Advance on the occasion of each Advance (including the initial Advance) shall be subject to the further conditions precedent that on the date of such Advance the following statements shall be true (and each of the giving of the applicable Notice of borrowing and the acceptance by the Borrower of the proceeds of such Advance shall constitute a representation and warranty by the Borrower that on the date of such Advance such statements are true):

                 (i) the representations and warranties contained in this Agreement are correct on and as of the date of such Advance, before and after giving effect to such Advance and to the application of the proceeds therefrom, as though made on and as of such date other than any such representations or warranties that, by their terms, specifically refer to a date other than the date of such Advance; and

                 (ii) no event has occurred and is continuing, or would result from such Advance or from the application of the proceeds therefrom, that constitutes a Default.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

         (a) Organization; Corporate Powers. The Borrower and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a Material Adverse Effect and (iii) has all requisite corporate power and authority to own or lease and operate and encumber its properties and to carry on its business as now conducted and as proposed to be conducted.

         (b) Authority; Enforceability. The Borrower has the requisite corporate power and authority to execute, deliver and perform each of the Loan Documents. The execution, delivery and performance by the Borrower of each of the Loan Documents and the consummation of the transactions contemplated thereby have been duly approved by the Board of Directors of the Borrower and no other corporate proceedings on the part of the Borrower are necessary to consummate such transactions. Each Loan Document has been duly executed and delivered by the Borrower, is in full force and effect, and constitutes the Borrower's legal, valid and binding obligation, enforceable against the Borrower in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally.

         (c)     Subsidiaries and Ownership of Capital Stock.  Set forth on
Schedule 4.01(c) hereto is a complete and accurate list, as of the date hereof, of all Subsidiaries of the Borrower, setting forth (i) each such Subsidiary's full and correct legal name and jurisdiction of incorporation, (ii) the number of issued and authorized shares of each class of capital stock of each such Subsidiary, and (iii) the identity of the holders of all shares of each class of capital stock of each such Subsidiary and percentage ownership of each such holder. Each of the Borrower and its Subsidiaries has good and marketable title to all of the shares of stock of Subsidiaries it purports to own, free and clear in each case of any Lien, and all such shares have been duly issued and are fully paid and non-assessable. No Person other than the Borrower or a Subsidiary holds or otherwise possess any warrant, right or option to purchase or otherwise acquire stock or other securities convertible into stock of any Subsidiary.

         (d) No Conflict. The execution, delivery and performance by the Borrower of each Loan Document and the consummation of the transactions contemplated thereby do not and will not (i) constitute a tortious interference with any Contractual Obligation, including without limitation the Senior Note Documents, of the Borrower or any of its Subsidiaries to any Person, or (ii) conflict with or violate the articles or certificate of incorporation or the bylaws or other organizational documents of the Borrower or any of its Subsidiaries, or (iii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any material Requirement of Law or any material Contractual Obligation of the Borrower or any of its Subsidiaries, or require termination of any material Contractual Obligation of any such Person, or (iv) result in or require the creation or imposition of any Lien whatsoever upon any of the properties or assets of the Borrower or any of its Subsidiaries, or (v) require any approval of shareholders or any approval or consent of any Person under any Contractual Obligation, including without limitation the Senior Note Documents, of the Borrower or any of its Subsidiaries, except for corporate authorizations described in Section 4.01(b) which have been obtained and are in full force and effect on the date hereof.

         (e) Governmental Consents. The execution, delivery and performance by the Borrower of each Loan Document to which it is a party and consummation of the transactions contemplated thereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, except for filings with the Securities and Exchange Commission under the Securities Exchange Act which have been, or will in due course prior to the time required, be made.

         (f) Governmental Regulation. Neither the Borrower nor any Subsidiary is (i) an "investment company" or a company "controlled" by an "investment company" (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended), or (ii) subject to regulation under any other federal or state regulatory scheme such that its ability to incur indebtedness is limited or its ability to consummate the transactions contemplated hereby is impaired.

         (g)     Financial Statements and Condition.

                 (i) The Borrower has furnished to the Lender complete and accurate copies of the Consolidated balance sheets of the Borrower and its Subsidiaries as of December 31 in each of the years 1992 through 1996 and consolidated statements of operations, shareholders' equity and cash flows for each such year, in each case accompanied by a report thereon containing an unqualified opinion by KPMG Peat Marwick LLP but reflecting, as appropriate, modifications resulting from any change in accounting principles. Such audited financial statements have been prepared in accordance with GAAP consistently applied except as therein noted, and present fairly the Consolidated financial position of the Borrower and its Subsidiaries as of such dates and the Consolidated results of their operations and changes in their cash flows for such periods.

                 (ii) The Borrower has also furnished to the Lender a complete and accurate copy of the unaudited condensed Consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 1996 and unaudited condensed consolidated statements of operations and cash flows for the twelve months then ended. Such unaudited financial statements have been prepared in accordance with GAAP, on the same basis as the audited financial statements of the Borrower, and, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the Consolidated financial position of the Borrower and its Subsidiaries as of such date and the Consolidated results of their operations and changes in their cash flows for such period.

                 (iii) All Annual Reports of the Borrower on Form 10-K and Quarterly Reports of the Borrower on Form 10-Q delivered after the date hereof, were prepared in conformity with GAAP consistently applied, except as otherwise noted therein, and fairly present the Consolidated financial position of the Borrower and its Subsidiaries as at the respective dates thereof and the Consolidated results of operations and changes in cash flows of the Borrower and its Subsidiaries for each of the periods covered thereby, subject, in the case of any unaudited interim financial statements, to changes resulting from audit and normal year-end adjustments.

         (h) Debt. Set forth on Schedule 4.01(h) hereto is a complete and accurate list of all Surviving Debt, showing as of the date hereof the principal amount outstanding thereunder.

         (i) Solvency. The Borrower is, individually and together with its Subsidiaries, Solvent.

         (j) Litigation; Adverse Effect. There is no action, suit, proceeding, governmental investigation or arbitration, at law or in equity, or before or by any Governmental Authority, pending, or to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries or any property of any of them which has had or is reasonably likely to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is
(i) in violation of any applicable law which violation has had or is reasonably likely to have a Material Adverse Effect, or (ii) subject to or in default with respect to any final judgment, writ, order, injunction, decree, rule or regulation of any court or Governmental Authority which has had or is reasonably likely to have a Material Adverse Effect.

         (k) No Material Adverse Effect; Adverse Agreements. Since December 31, 1995, there has occurred no event which has had or is reasonably likely to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is a party to, or is otherwise subject to, any Contractual Obligation or other restriction contained in their respective charters, bylaws, partnership documents or similar governing documents which has had or is reasonably likely to have a Material Adverse Effect.

         (l) Payment of Taxes. All tax returns required to be filed by the Borrower or its Subsidiaries in any jurisdiction have been filed, and all taxes, assessments, fees and other governmental charges upon the Borrower or its Subsidiaries or upon any of their respective properties, income or franchises, which are shown to be due and payable in such returns have been paid when due and payable. Except as set forth in Schedule 4.01(l), neither the Borrower nor any of its Subsidiaries knows of any proposed additional tax assessment against the Borrower or any of its Subsidiaries for which adequate reserves are not being maintained, and no material controversy in respect of additional federal or state income taxes due is pending or to the knowledge of the Borrower or any of its Subsidiaries overtly threatened. The provisions for taxes on the books of the Borrower and its Subsidiaries are adequate in all material respects for all open years, and for its current fiscal period.

         (m) Performance of Contractual Obligations. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it and no condition exists which, with the giving of notice or the lapse of time or both, would constitute a default under such Contractual Obligation, except, in any such case, where the consequences, direct or indirect, of such default or defaults, if any, would not have or are not reasonably likely to have a Material Adverse Effect.

         (n) Margin Stock. Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 5.02(a) or 5.02(d) or subject to any restriction contained in any agreement or instrument between the Borrower and the Lender or any Affiliate of the Lender relating to Debt and within the scope of Section 6.01(e) will be Margin Stock.

         (o) Disclosure. None of the schedules, certificates and other written statements and materials and information furnished by or on behalf of the Borrower or any of its Subsidiaries to the Lender (in each case, unless corrected in writing in this Agreement or in a written statement delivered to the Lender prior to the date of the execution hereof by the Borrower) contain any material misstatement of fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made and taken as a whole, not misleading. There is no fact relating to the Borrower or any of its Subsidiaries which the Borrower has not disclosed to the Lender in writing which has had or is reasonably likely to have a Material Adverse Effect.

         (p) Requirements of Law. The Borrower and each of its Subsidiaries is in compliance with all Requirements of Law (including, without limitation, the Securities Act and the Securities Exchange Act, and the applicable rules and regulations thereunder, state securities laws and "blue sky" laws) applicable to them and their respective businesses, in each case, where the failure to so comply would have or is reasonably likely to have a Material Adverse Effect.

         (q) Permits; Intellectual Property. The Borrower and each of its Subsidiaries own, are licensed or otherwise have the lawful right to use, or have all permits and other governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of their businesses as currently conducted which are material to their condition (financial or otherwise), operations, performance and prospects, taken as a whole. The use of such permits and other governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how and processes by the Borrower and each of its Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of the Borrower or any of its Subsidiaries which has or is reasonably likely to have a Material Adverse Effect.

         (r)     Environmental Matters.

                 (i)(A) Except as has not had and is not reasonably likely to have a Material Adverse Effect, the operations and properties of the Borrower and each of its Subsidiaries comply in all material respects with all Environmental Laws, all necessary Environmental Permits have been obtained and are in effect for the operations and properties of the Borrower and its Subsidiaries and the Borrower and its Subsidiaries are in compliance in all material respects with all such Environmental Permits, and (B) no circumstances exist that would be reasonably likely to (1) form the basis of an Environmental Action against the Borrower or any of its Subsidiaries or any of their properties that would be reasonably likely to have a Material Adverse Effect or (2) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that would be reasonably likely to have a Material Adverse Effect.

                 (ii) Except as has not had and is not reasonably likely to have a Material Adverse Effect, none of the properties of the Borrower or any of its Subsidiaries is listed or, to the Borrower's knowledge, is proposed for listing on the National Priorities List under CERCLA or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the Environmental Protection Agency or any analogous state list of sites requiring investigation or cleanup or is adjacent to any such property, and no underground storage tanks, as such term is defined in 42 U.S.C.
         Section 6991, are located on any property of the Borrower or any of its Subsidiaries or, to the Borrower's knowledge, on any adjoining property.

                 (iii) Except as has not had and is not reasonably likely to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Materials to any location that is listed or proposed for listing on the National Priorities List under CERCLA or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the Environmental Protection Agency or any analogous state list, Hazardous Materials have not been generated, used, treated, handled, stored or disposed of on, or released or transported to or from, any property of the Borrower or any of its Subsidiaries or, to the Borrower's knowledge, any adjoining property, except in compliance with all Environmental Laws and Environmental Permits, and all other wastes generated at any such properties have been disposed of in compliance with all Environmental Laws and Environmental Permits.

         (s)     ERISA Matters.

                 (i) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan of the Borrower, any of its Subsidiaries or any of its ERISA Affiliates that has resulted in or is reasonably likely to result in a material liability of any such Person.

                 (ii) Schedule B (Actuarial Information) to the 1994 annual report (Form 5500 Series) for each Plan of the Borrower, any of its Subsidiaries or any of its ERISA Affiliates, copies of which have been filed with the Internal Revenue Service, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no adverse change in such funding status that has had or would be reasonably likely to have a Material Adverse Effect.

                 (iii) Neither the Borrower, any of its Subsidiaries nor any of its ERISA Affiliates has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan in an amount which has had or would be reasonably likely to have a Material Adverse Effect.

                 (iv) Neither the Borrower, any of its Subsidiaries nor any of its ERISA Affiliates has been notified by the sponsor of a Multiemployer Plan of any such Person that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and to the best knowledge of the Borrower, no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA, in each case except for any such reorganization or termination which would not be reasonably likely to have a Material Adverse Effect.

                 (v) Except as set forth in the financial statements referred to in Sections 4.01 and 5.03, the Borrower and its Subsidiaries have no material liability with respect to "expected post retirement benefit obligations" within the meaning of Statement of Financial Accounting Standards No. 106.

         (t) Title to Properties. Except as set forth on Schedule 4.01(t), each of the Borrower and its Subsidiaries has good and marketable title in fee simple (or its equivalent under applicable law) to, or a valid leasehold interest in all material parcels of real property and in all the other material items of property it purports to own or lease, including all property reflected in the most recent balance sheet delivered to the Lender in connection with this Agreement (except in each case, to the extent not prohibited by the terms of this Agreement, as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business), free and clear of all liens, claims or encumbrances other than Liens permitted under Section 5.02(a) hereof.

                                   ARTICLE V

                           COVENANTS OF THE BORROWER

         SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or the Lender shall have any Revolving Commitment hereunder, the Borrower will, unless the Lender shall otherwise consent in writing:

         (a) Compliance with Laws, Etc. Promptly comply and cause each of its Subsidiaries to comply, with all laws, ordinances or governmental rules and regulations to which it is subject including, without limitation, ERISA and all Environmental Laws in all applicable jurisdictions, the violation of which could reasonably be expected to materially adversely affect the properties, business or condition (financial or otherwise) of the Borrower or any Subsidiary, or could reasonably be expected to result in the creation of any Lien in excess of $1,000,000 on any property of the Borrower or any Subsidiary; provided that neither the Borrower nor any such Subsidiary shall be required to comply with any such law, ordinance, rule or regulation, the applicability of which is being contested in good faith by appropriate actions or proceedings promptly instituted and diligently conducted which will prevent the forfeiture or sale of any property of the Borrower or such Subsidiary or any material interference with the use thereof by the Borrower or such Subsidiary in either case, for the duration of such action or proceeding.

         (b) Payment of Taxes, Claims, Judgments, Etc. The Borrower will promptly pay and discharge, and will cause each of its Subsidiaries promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon the Borrower or such Subsidiary, respectively, or upon or in respect of all or any part of the property or business of the Borrower or such Subsidiary, all trade accounts payable in accordance with usual and customary business terms, and all judgments and claims which if unpaid might become a Lien upon any property of the Borrower or such Subsidiary; provided that neither the Borrower nor any such Subsidiary shall be required to pay any such tax, assessment, charge, levy or account payable, judgment or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings promptly instituted and diligently conducted which will prevent the forfeiture or sale of any property of the Borrower or such Subsidiary or any material interference with the use thereof by the Borrower or such Subsidiary in either case, for the duration of such action or proceeding, and (ii) the Borrower or such Subsidiary shall set aside on its books reserves in conformity with GAAP deemed by it to be adequate with respect thereto.

         (c) Maintenance of Properties, Insurance. Maintain, and cause each Subsidiary to maintain, insurance coverage by financially sound and reputable insurers and in such forms and amounts and against such casualties, contingencies and other risks as are customary for corporations engaged in the same or a similar business and owning and operating similar properties, provided that such insurance is commercially available, and further provided that the Borrower and its Subsidiaries may maintain a system or systems of self-insurance if and to the extent consistent with sound risk management practices. Upon the request of the Lender, the Borrower shall deliver to the Lender, at reasonable intervals (but no more frequently than once in any twelve-month period with respect to any particular coverage), a certificate signed by a Responsible Officer of the Borrower setting forth the nature and extent of all insurance maintained by the Borrower and each Subsidiary in accordance with this Section 5.01(c) and attaching thereto a certificate of insurance with respect to all such insurance. The Borrower will, and will cause each Subsidiary to, maintain, preserve and keep its properties and equipment in good repair, working order and condition (ordinary wear and tear excepted) and will from time to time make all repairs, replacements, additions and betterments, as needed, so that the efficiency thereof shall be maintained; provided, however, that the Borrower or any Subsidiary may discontinue the maintenance of any property or equipment if such discontinuance is desirable in the conduct of its business.

         (d) Preservation of Corporate Existence, Etc. Preserve and keep in full force and effect, and cause each Subsidiary to preserve and keep in full force and effect, its corporate existence and all licenses, permits, rights and franchises material to the conduct of its business as presently conducted; provided that the foregoing shall not prohibit any transaction permitted by Section 5.02(d).

         (e) Books and Records; Visitation Rights. Keep and cause each of its Subsidiaries to keep proper books of record and account in which full and correct entries will be made of all dealings or transactions of, or in relation to, the business and affairs of the Borrower or such Subsidiary, in accordance with GAAP consistently applied (except for changes disclosed in the financial statements furnished pursuant to this Agreement and concurred in by the independent auditors referred to in Section 5.03(c) hereof), and permit the Lender to visit and inspect, under the Borrower's guidance, any of the properties of the Borrower or any of its Subsidiaries, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective officers, employees, and, if there shall have occurred and be continuing an Event of Default, independent auditors (and by this provision the Borrower authorizes said auditors to discuss the finances and finances and affairs of the Borrower and its Subsidiaries) all at such reasonable times and as often as may be reasonably requested; provided that no such inspection or examination shall unreasonably interfere with the business of the Borrower. Following the occurrence of any Default, the Borrower shall bear the expense of any such inspection or examination.

         SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or the Lender shall have any Revolving Commitment hereunder, the Borrower will not, at any time, without the written consent of the Lender:

         (a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file, or permit any of its Subsidiaries to sign or file, under the Uniform Commercial Code of any jurisdiction, a financing statement (other than financing statements filed for protective purposes in connection with true leases permitted hereunder) that names the Borrower or any of its Subsidiaries as debtor, or sign, or permit any of its Subsidiaries to sign, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, excluding, however, from the operation of the foregoing restrictions the following:

                 (i) Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker's compensation, unemployment insurance, old age pensions, other social security benefits or obligations and other like laws, warehousemen's, mechanics', materialmen's and attorney's liens and statutory landlord's liens) and Liens to secure obligations, surety, penalty or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with (A) the borrowing of money, (B) the obtaining of advances, or (C) the deferred payment of the purchase price of property; provided, however, that any such Lien described in this clause (i) shall be permitted only (1) to the extent such Lien does not secure Debt and could not reasonably be expected to have a Material Adverse Effect, and (2) if, in each case, the obligation secured is not overdue (or, with respect to warehousemen's, mechanics' and materialmen's lien, not overdue for a period longer than 30 days), or if so overdue, is being contested in good faith by appropriate actions or proceedings promptly instituted and diligently conducted;

                 (ii) Liens for taxes and assessments or governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted in accordance with Section 5.01(b) hereof, provided that payment thereof is not at the time required by Section 5.01(b) hereof;

                 (iii) non-consensual Liens arising in connection with court proceedings, provided that execution or other enforcement of any such Lien is effectively stayed and the claims secured thereby are being contested in good faith in such manner that the property subject to any such lien is not subject to forfeiture, and further provided that adequate reserves are established and maintained by the Borrower in accordance with GAAP;

                 (iv) Liens in the nature of zoning restrictions, easements, rights and restrictions of record on the use of real property, and landlord's and lessor's liens arising in the ordinary course of business, none of which materially impairs the use by the Borrower or any Subsidiary of the property subject to such Lien;

                 (v) Liens securing indebtedness, including Capitalized Lease Obligations, for the acquisition or construction of real property, leasehold improvements, equipment or other tangible assets provided that (A) the amount of indebtedness secured by any such Lien does not exceed the cost or value of such asset, (B) such Lien does not extend to any other property of the Borrower or its Subsidiaries, and (C) in the case of any such indebtedness incurred after the date hereof, such indebtedness was incurred in compliance with Section 5.02(b);

                 (vi) Liens existing on property at the time of the acquisition by the Borrower or its Subsidiaries of such property (or of the entity owning such property) provided that such Lien was not created in anticipation of such acquisition and that any such Lien does not extend to any other property of the Borrower or its Subsidiaries;

                 (vii) Liens not otherwise permitted by this Section 5.02(a) securing Debt, provided that the aggregate principal amount of Debt at any time outstanding secured by Liens permitted by this Section 5.02(a)(vii) does not, exceed 15% of Consolidated Net Tangible Assets; and

                 (viii)   Existing Liens described on Schedule 5.02(a)(viii).

         (b) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt other than:

                 (i)      Debt outstanding under the Loan Documents;

                 (ii) Debt evidenced by the Senior Notes in a principal amount outstanding not to exceed $20,000,000;


                 (iii) Debt of the Borrower and its Subsidiaries outstanding on the date hereof and described on Schedule 4.01(h) (the "Surviving Debt");

                 (iv) Debt of the Borrower and, in the case of Designated Seller Financing only, of Subsidiaries, in each case incurred after the date hereof; provided that (A) after giving effect to the incurrence and application of the proceeds thereof, the ratio of Consolidated Total Debt to Consolidated Total Capitalization does not exceed 0.55 to 1.0, (B) the terms of the agreements and instruments governing such Debt are no more restrictive on the Borrower and its Subsidiaries than the terms of the Loan Documents (which determination shall be (1) made by management of the Borrower in the case of any individual item of Debt not exceeding $4,000,000 in the principal amount, and (2) made by and evidenced by a resolution of, the Board of Directors of the Borrower in the case of any individual item of Debt in a principal amount exceeding $4,000,000), (C) none of such Debt (other than any such Debt constituting Designated Seller Financing) may have a maturity date prior to the Revolving

         Commitment Termination Date in effect on the date such Debt is incurred, and (D) the aggregate principal amount of all such Debt constituting Designated Seller Financing shall not exceed $20,000,000 at any one time outstanding;

                 (v) Debt of Subsidiaries to the Borrower or to a Subsidiary constituting general obligations of such Subsidiaries not subordinated in right of payment to any other obligations of such Subsidiaries;

                 (vi)     Debt of Subsidiaries secured by Liens permitted under
         Section 5.02(a)(vi); provided that such Debt, if it were Debt incurred by the Borrower, would be permitted by Section 5.02(b)(iv) hereof; and

                 (vii) Debt of Subsidiaries constituting Capitalized Lease Obligations arising under Capitalized Leases entered into after the date hereof; provided that (A) the aggregate amount of Capitalized Lease Obligations in respect of all such Capitalized Leases shall not exceed $1,000,000 at any one time outstanding, and (B) such Debt, if it were Debt incurred by the Borrower, would be permitted by Section 5.02(b)(iv) hereof.

         (c) Transactions with Affiliates. Enter into or be a party to, or permit any Subsidiary to enter into or be a party to, any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate; provided, however, that the foregoing shall not prohibit any transaction permitted by Section 5.02(d)(i).

         (d) Mergers, Consolidations and Sales of Assets. Be a party to, or permit any Subsidiary to be a party to, any merger or consolidation, or sell, transfer, lease, or otherwise dispose of, or permit any Subsidiary to sell, transfer, lease or otherwise dispose of, all, substantially all or any substantial portion of its assets to any Person, except that:

                 (i) a Subsidiary may permit any Solvent corporation to be merged into such Subsidiary or may consolidate with or merge into, or sell, lease or otherwise dispose of its assets as an entirety or substantially as an entirety to, the Borrower, another Subsidiary or any Solvent corporation which thereupon becomes a Subsidiary, so long as immediately after the consummation thereof (A) the Borrower could incur at least $1 of additional Debt under Section 5.02(b)(iv), and
         (B) there would exist no Default;

                 (ii) subject to Section 5.02(g), the Borrower may permit any Solvent corporation to be merged into the Borrower or may consolidate with any Solvent corporation organized in the United States of America so long as (A) the Borrower is the surviving corporation in any such merger or consolidation, (B) immediately after the consummation thereof, the Borrower could incur at least $1 of additional Debt under Section 5.02(b)(iv) hereof, and
         (C) immediately after the consummation thereof, there would exist no Default;

                 (iii) the Borrower or any Subsidiary may sell, lease or otherwise dispose of assets constituting less than all, substantially all or a substantial portion of such Person's assets in the ordinary course of its business;

                 (iv) in connection with a Permitted Acquisition, any Subsidiary may be a party to a merger or consolidation, and the Borrower may issue securities in connection with a merger or consolidation involving a Subsidiary, so long as (A) immediately after the consummation thereof, the Borrower could incur at least $1 of additional Debt under Section 5.02(b)(iv), and (B) immediately after the consummation thereof there would exist no Default;

                 (v) The Borrower or any Subsidiary may dispose of any assets acquired directly or indirectly in a Permitted Acquisition if such disposition is made pursuant to a plan of disposition adopted by the Borrower or the Subsidiary within 24 months after consummation of such Permitted Acquisition; and

                 (vi) in addition to transactions otherwise permitted by this Section 5.02(d), the Borrower or any Subsidiary may sell or otherwise dispose of any of its assets at fair market value if the aggregate net proceeds received by the Borrower and its Subsidiaries from such sale or disposition (including the fair market value of any non-cash consideration and the aggregate principal amount of any promissory notes or similar instruments), together with the aggregate net proceeds received by the Borrower and its Subsidiaries in connection with all other such sales and other dispositions during the preceding 12 consecutive months (including the fair market value of any non-cash consideration and the aggregate principal amount of any promissory notes or similar instruments), shall not exceed 10% of Consolidated Total Assets as of the end of the then most recently ended Fiscal Year.

         (e) Investments. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment other than Permitted Investments.

         (f) Restricted Payments. Declare or pay in any Fiscal Year, dividends in cash or property (other than dividends paid to the holders of the Borrower's common stock consisting solely of shares of the Borrower's common stock), or directly or indirectly purchase, redeem or otherwise retire, any shares of any class of its capital stock (herein collectively called "Restricted Payments") if immediately after giving effect thereto: (i) the cumulative amount of such Restricted Payments made after December 31, 1996 would exceed the sum of (A) $15.0 million, (B) 50% of Consolidated Net Income (or minus 100% in the case of a net loss) computed on a cumulative basis from January 1, 1997; and (C) the net proceeds of any common stock issued by the Borrower after December 31, 1996; or (ii) a Default would exist.

         (g) Change in Nature of Business. Engage in, or permit any of its Subsidiaries to engage in, any business that is unrelated to (i) the acquisition, repair, dismantling or disposition of motor vehicles (or parts thereof), whether on behalf of itself or others, or (ii) the provision of services or information to others with respect to the acquisition, repair, dismantling or disposition of motor vehicles (or parts thereof).

         (h) Charter Amendments. Adopt, or permit any of its Subsidiaries to adopt, any amendment to the certificate of incorporation or bylaws of the Borrower or any of its Subsidiaries, other than any amendment which could not impair the rights or interests of the Lender.

         (i) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles.

         (j) Prepayments, Etc. of Senior Notes. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Senior Note, or amend, modify or change in any manner any term or condition of any Senior Note Document (other than amendments, modifications and changes which, either individually or in the aggregate, could not adversely affect the rights or interests of the Lender).

         (k) Margin Regulations. Apply, or permit any of its Subsidiaries to apply, the proceeds of any credit extended under this Agreement in any manner which might cause the extension of credit or the application of such proceeds to violate any regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act or the Securities Act, in each case as in effect on the date or dates such credit is extended.

         SECTION 5.03. Reporting Requirements. So long as any Advance shall remain unpaid or the Lender shall have any Revolving Commitment hereunder, the Borrower will, unless the Lender shall otherwise consent in writing, furnish (or cause to be furnished) to the Lender:

         (a) Default Notice. Promptly upon, and in any event within five Business Days of, any Responsible Officer obtaining knowledge of (i) the existence of a Default, or (ii) any condition or event which has or would be reasonably likely to have a Material Adverse Effect, an Officers' Certificate specifying the nature and period of existence of any such Default, condition or event and what action the Borrower has taken, is taking and proposes to take with respect thereto.

         (b) Quarterly Financials. As soon as available and in any event within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (or, if different, within such period of time as a quarterly report on Form 10-Q would be required to be filed under the Securities Exchange Act by a reporting company with respect to a fiscal quarter ending on the same date), copies of (i) unaudited condensed Consolidated balance sheets of the Borrower and its Subsidiaries as of the close of such Fiscal Quarter, setting forth in comparative form the consolidated figures as of the close of the Fiscal Year then most recently ended, and (ii) unaudited condensed Consolidated statements of operations, shareholders' equity and cash flow of the Borrower and its Subsidiaries for such Fiscal Quarter and for the portion of the Fiscal Year ending with such Fiscal Quarter, in each case setting forth in comparative form the unaudited condensed Consolidated figures for the corresponding periods of the preceding Fiscal Year, in each case certified by an authorized financial officer of the Borrower as presenting fairly the financial position of the Borrower and its Subsidiaries as of such date and the results of their operations and changes in their cash flows for such period.

         (c) Annual Financials. As soon as available and in any event within 95 days after the close of each Fiscal Year of the Borrower (or, if different, within such period of time as an annual report on Form 10-K would be required to be filed under the Securities Exchange Act by a reporting company with respect to a fiscal year ending on the same date), copies of (i) Consolidated balance sheets of the Borrower and its Subsidiaries as of the close of such Fiscal Year, and (ii) Consolidated statements of operations, shareholders' equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case setting forth the comparative form the Consolidated figures for the preceding Fiscal Year. Such Consolidated financial statements shall be accompanied by an audit report, and unqualified opinion, thereon of KPMG Peat Marwick LLP or other firm of independent auditors of recognized national standing selected by the Borrower to the effect that such consolidated financial statements present fairly, in all material respects, the Consolidated financial position of the Borrower and its Subsidiaries as of the end of the Fiscal Year being reported on and the Consolidated results of the operations, shareholders' equity and cash flows for said year in conformity with GAAP and that the examination of such auditors in connection with such financial statements has been conducted in accordance with generally accepted auditing standards and included such tests of the accounting records and such other auditing procedures as said auditors deemed necessary in the circumstances. Such audit reports shall be accompanied by a reliance letter from the independent auditors permitting the Lender to rely on the contents thereof as if prepared specifically for use by the Lender.

         (d) Management Letters. Promptly upon receipt thereof, one copy of each management letter to the Audit Committee of its Board of Directors from its independent auditors.

         (e) SEC and Other Reports. Promptly upon their becoming available, one copy of each (i) financial statements, report, notice or proxy statement sent by the Borrower to its stockholders generally, and each press release made available generally by the Borrower to the public concerning material developments in the business of the Borrower, and each notification on Schedule 13-D received by the Borrower pursuant to the Securities Exchange Act and the rules promulgated thereunder evidencing an increase in ownership of the Borrower's capital stock of 5% or more, and (ii) regular or periodic report and any registration statement or prospectus filed by the Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency.

         (f) Environmental Matters. Promptly upon any Responsible Officer obtaining knowledge thereof, notice of any condition or occurrence on any property of the Borrower or any of its Subsidiaries that would be reasonably likely to (i) form the basis of an Environmental Action against the Borrower or any of its Subsidiaries or such property that would be reasonably likely to have a Material Adverse Effect or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that would be reasonably likely to have a Material Adverse Effect.

         (g) Officer's Certificates. Within the periods provided in Sections 5.03(b) and (c), a certificate of the Borrower signed by an authorized financial officer of the Borrower stating that such officer in his capacity as such has reviewed the provisions of this Agreement and setting forth (i) the information and computations (in sufficient detail) required in order to establish whether the Borrower was in compliance with the requirements of Sections 5.02(a), (b), (d), (e) and (f) and 5.04 as of the date of the financial statements then being furnished in order to establish compliance with the covenants based upon a consolidation of the Borrower and its Subsidiaries,
(ii) whether there existed as of the date of such financial statements and whether, to the best of such officer's knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default and, if any such condition or event exists on the date of the certificate or events occurred during the period covered by such financial statements, specifying the nature and period of existence thereof and the action the Borrower has taken or is taking and proposes to take with respect thereto, and (iii) whether any Subsidiary has been formed or acquired during the Fiscal Quarter ended as of the date of such financial statements.

         (h) Auditors' Certificates. Within the period provided in Section 5.03(c), a certificate of the auditors who render an opinion with respect to such financial statements, which certificate shall be addressed to the Borrower and the Lender, stating that they have reviewed this Agreement; stating whether, in making their audit, such auditors have become aware of any Default or Event or Default under any of the terms or provisions of this Agreement insofar as any such terms or provisions pertain to or involve accounting matters or determinations, and if any such condition or event then exists, specifying the nature and period of existence thereof.

         (i) ERISA Events. Promptly and in any event within five Business Days after any Responsible Officer knows or has reason to know that any ERISA Event with respect to the Borrower or any of its Affiliates has occurred, a statement of the chief financial officer, controller or treasurer of the Borrower describing such ERISA Event and the action, if any, that the Borrower or such ERISA Affiliate has taken and proposes to take with respect thereto.

         (j) Plan Terminations. Promptly and in any event within five Business Days after any Responsible Officer has knowledge of the receipt thereof by the Borrower or any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Plan of the Borrower or any of its ERISA Affiliates or to have a trustee appointed to administer any such Plan.

         (k) Multiemployer Plan Notices. Promptly and in any event within five Business Days after any Responsible Officer has knowledge of the receipt thereof by the Borrower or any of its ERISA Affiliates from the sponsor of a Multiemployer Plan of the Borrower or any of its ERISA Affiliates, copies of each notice concerning (i) the imposition of Withdrawal Liability in excess of $1,000,000 by any such Multiemployer Plan, or (ii) the reorganization or termination, within the meaning of Title IV of ERISA, or any such Multiemployer Plan which has resulted or is reasonably expected to result in an increase in contributions for any plan year or the imposition of a liability to the Plan in excess of $1,000,000 or (ii) the amount of liability incurred, or that may be incurred, by the Borrower or any of its ERISA Affiliates in connection with any event described in clause (i) or (ii).

         (l) Litigation. Promptly upon any Responsible Officer obtaining knowledge thereof, notice of (i) the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Borrower or any such Subsidiary or any property of the Borrower or any such Subsidiary not previously disclosed in writing by the Borrower to the Lender pursuant to this Section 5.03(l) or Section 4.01(j), or (ii) any material development in any action, suit, proceeding, governmental investigation or arbitration already disclosed, which, in the case of either of the foregoing clauses (i) and (ii), has had or is reasonably likely to have a Material Adverse Effect, and such other information as may be reasonably available to enable the Lender and its counsel to evaluate such matters.

         (m) Creditor Reports. Promptly after the furnishing thereof, copies of any notice or any other material statement or report furnished to any holder of a Senior Note or any other holder of the securities of the Borrower or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement relating to Debt in excess of $4,000,000 and not otherwise required to be furnished to the Lender pursuant to any other clause of this Section 5.03.

         (n) Requested Information. With reasonable promptness, such other data and information as the Lender may reasonably request.

         SECTION 5.04. Financial Covenants. So long as any Advance shall remain unpaid or the Lender shall have any Revolving Commitment hereunder, the Borrower will, unless the Lender otherwise consents in writing:

         (a) Leverage Ratio. Maintain at all times a ratio of Consolidated Total Debt to Consolidated Total Capitalization of not greater than 0.55 to 1.0.

         (b) Consolidated Net Worth. Maintain at all times a Consolidated Net Worth of not less than $110,000,000.

         (c) EBIT to Interest Expense Ratio. Maintain at all times during which the ratio of Consolidated Total Debt to Consolidated Total Capitalization equals or exceeds 0.40 to 1.0, an EBIT to Interest Expense Ratio of not less than 3.0 to 1.0.

                                   ARTICLE VI

                               EVENTS OF DEFAULT

         SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

         (a) the Borrower shall fail to pay (i) any principal of any Advance when the same becomes due and payable, or (ii) any interest on any Advance or any fee payable hereunder or any other payment under any Loan Document, in each case under this clause (ii) within five days of the date when the same becomes due and payable; or

         (b) any representation or warranty made by the Borrower (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

         (c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.02 (other than Section 5.02(c)), 5.03(a) or 5.04; or

         (d) the Borrower shall fail to perform any other term, covenant or agreement (including, without limitation, Section 5.02(c)) contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Lender; or

         (e) the Borrower or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Senior Note or any other Debt (excluding Debt outstanding hereunder) that is outstanding in a principal amount of at least $4,000,000 individually or in the aggregate of such Persons, when the same becomes due and payable (whether by scheduled maturity, required prepayment or repurchase, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof (or a trustee on behalf of any such holder) to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

         (f) the Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this Section 6.01(f); or

         (g) Final judgment(s) for the payment of money aggregating in excess of $4,000,000 (but only to the extent insurance coverage with respect thereto has not been acknowledged by the applicable insurer) is or are outstanding against the Borrower and its Subsidiaries or any assets or property of either and any such judgment remains unpaid, unsatisfied, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 days from either date of entry thereof or the due date thereof, whichever occurs later; or

         (h) any material provision of any Loan Document after delivery thereof pursuant to the terms hereof or of any other Loan Document shall for any reason cease to be valid and binding on or enforceable against the Borrower or the Borrower shall so state in writing; or

         (i) (i) any Person or two or more Persons acting in concert other than the Management Shareholders shall have (A) acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 30% or more of the combined voting power of all Voting Stock of the Borrower, or (B) acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, control over Voting Stock of the Borrower (or other securities convertible into such securities) representing 30% or more of the combined voting power of all Voting Stock of the Borrower; or (ii) at any time after the date of this Agreement, individuals who at the date of this Agreement (together with any new directors whose election by the Borrower's board of directors or whose nomination for election by the Borrower's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the date of this Agreement or whose election or nomination for election was previously so approved) shall cease for any reason to constitute a majority of the board of directors of the Borrower; or

         (j) any ERISA Event shall have occurred with respect to a Plan of the Borrower or any of its ERISA Affiliates and the sum (determined as of the date of occurrences of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans of the Borrower and its ERISA Affiliates with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Borrower and its ERISA Affiliates related to such ERISA Event) exceeds $4,000,000; or

         (k) the Borrower or any of its ERISA Affiliates shall be in default, as defined in Section 4219(c)(5) of ERISA, with respect to any payment of Withdrawal Liability and the sum of the outstanding balance of such Withdrawal Liability and any amounts awarded under Section 502(g)(2) of ERISA and the outstanding balance of any other Withdrawal Liability that the Borrower or any of its ERISA Affiliates has incurred exceeds $4,000,000; or

         (l) the Borrower or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan of the Borrower or any of its ERISA Affiliates that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount in excess of $3,000,000; or

         (m) any order, judgment or decree shall be entered against the Borrower or any of its Subsidiaries decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of 60 days; or the Borrower or any of its Subsidiaries shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement; or

         (n) any material adverse change in the business, operations, prospects or financial condition of the Borrower which, if uncorrected, would in the reasonable good faith judgment of the Lender result in any other Event of Default;

then, and in any such event, the Lender (i) may, by notice to the Borrower, declare the Revolving Commitment and the obligation of the Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and
(ii) may, by notice to the Borrower, declare the Note, the Advances, all interest thereon and all other amounts payable under this Agreement and the Note to be forthwith due and payable, whereupon the Note, all outstanding Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any of its Subsidiaries under the Federal Bankruptcy Code, (x) the Revolving Commitment and the obligation of the Lender to make Advances shall automatically be terminated and (y) the Note, all outstanding Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

                                  ARTICLE VII

                                 MISCELLANEOUS

         SECTION 7.01. Amendments, Etc. No amendment or waiver of any provisions of this Agreement or the Note nor any consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         SECTION 7.02. Notices, Etc. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered, if to the Borrower, at its address at 1270 West Northwest Highway, Palatine, Illinois 60067, Telecopier No.: (847) 705-9510, Attention: Chief Financial Officer, and if to the Lender, at its address at 135 South LaSalle Street, Chicago, Illinois 60603, Telecopier No.: (312) 904-6225, Attention: Wesley R. Jost, with a copy to Seyfarth, Shaw, Fairweather & Geraldson, 55 East Monroe Street, Chicago, Illinois 60603, Telecopier No. (312) 269-8869, Attention: Theodore E. Cornell III; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telegraphed, telecopied, telexed or cabled, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to the Lender pursuant to Article II shall not be effective until received by the Lender.

         SECTION 7.03. No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such rights preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         SECTION 7.04. Costs, Expenses. (a) The Borrower agrees to pay on demand (i) all reasonable fees, costs and out-of-pocket expenses of the Lender in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, transportation, computer, duplication, appraisal, audit, insurance, consultant and search fees and expenses and (B) the reasonable fees and expenses of counsel for the Lender with respect thereto, with respect to advising the Lender as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with the Borrower or with other creditors of the Borrower or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally and any proceeding ancillary thereto) and
(ii) all costs and expenses of the Lender in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally or otherwise (including, without limitation, the reasonable fees and expenses of counsel for the Lender); provided, however, that the Borrower and the Lender agree that the amount of reasonable fees and expenses of counsel to the Lender payable in connection with the negotiation, preparation and execution of, and the initial Advance under, the Loan Documents shall be, in the case of such fees, $10,000, plus, in the case of such expenses, the reasonable expenses and disbursements of such counsel in connection therewith.

         (b) The Borrower agrees to indemnify and hold harmless the Lender, each of its affiliates and its and their officers, directors, employees, agents, attorneys and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel (that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) any Advances, any use of the proceeds thereof, any of the transactions contemplated hereby or by the other Loan Documents and any enforcement of rights and remedies hereunder or under any other Loan Document, (ii) any acquisition or proposed acquisition by the Borrower or any of its Subsidiaries, or (iii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, in each case whether or not such investigation, litigation or proceeding is brought by the Borrower or any of its Subsidiaries, its or their directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Party's gross negligence or willful misconduct.

         (c) if any payment of principal of, or conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of the Lender other than on the last day of the Interest Period for such Advance, as a result of a prepayment pursuant to Section 2.05, a payment or conversion pursuant to Section 2.06(e), acceleration of the maturity of the Note or Advances pursuant to Section 6.01 or for any other reason, the Borrower shall, upon demand by the Lender, pay to the Lender any amounts required to compensate the Lender for any additional losses, costs or expenses that it may be reasonably incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits but excluding, after the date of any such payment or conversion, the Applicable Margin), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain such Advance. A certificate as to such amounts submitted to the Borrower by the Lender shall be conclusive and binding for all purposes, absent manifest error. Any calculation or determination under Section 2.06, 2.08 or this Section 7.04(c) shall be made on the assumption that the Lender has funded or will fund each Eurodollar Rate Advance in the applicable interbank market, provided that the Lender shall be under no obligation to actually fund any Eurodollar Rate Advance in such manner.

         (d) Anything contained herein to the contrary notwithstanding, if the Lender has sold a participation in any of its rights or obligations hereunder and is entitled to any compensation, reimbursement or other payment under Section 2.06, 2.08, 2.10, or this Section 7.04, the amount payable to the Lender shall be determined and calculated as though no such participation had been sold.

         SECTION 7.05. Right to Set-off. Upon the occurrence and during the continuance of any Event of Default, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement and the Note, irrespective of whether the Lender shall have made any demand under this Agreement or the Note and although such obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not, to the fullest extent permitted by law, affect the validity of such set-off and application. The rights of the Lender and its Affiliates under this Section are in addition to all other rights and remedies (including, without limitation, other rights of set-off) that the Lender and its Affiliates may have.

         SECTION 7.06. Binding Effect. This Agreement shall become effective when it shall have executed by the Borrower and the Lender and thereafter shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

         SECTION 7.07. Participation; Security Interest in favor of Federal Reserve Bank.

         (a) The Lender may sell participations in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Commitment, the Advances owing to it and the Note) to any Person that is not, to the knowledge of the Lender after reasonable inquiry, a competitor of the Borrower and to any bank, in each case without the consent of the Borrower, and may sell such participations to any other Person with the prior consent of the Borrower which shall not be unreasonably delayed and which may only be withheld if the Borrower reasonably believes that the proposed participant is a competitor of the Borrower; provided, however, that (i) the Lender's obligations under this Agreement (including, without limitation, its Revolving Commitment) shall remain unchanged, (ii) the Lender shall remain solely responsible to the Borrower for the performance of such obligations, (iii) the Lender shall remain the holder of the Note and such Advances for all purposes of this Agreement, (iv) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement and
(v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Note or Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment or principal of, or interest on, the Note or Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

         (b) The Lender may, in connection with any participation or proposed participation pursuant to this Section 7.07, disclose to the participant or proposed participant, any information relating to the Borrower and its Subsidiaries furnished to the Lender by or on behalf of the Borrower or any of its Subsidiaries; provided, however, that, prior to any such disclosure, the participant or proposed participant shall agreed to preserve (in accordance with Section 7.13) the confidentiality of any Confidential Information received by it from the Lender.

         (c) Notwithstanding any other provision set forth in this Agreement, the Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

         SECTION 7.08. Governing Law. This Agreement and the Note shall be governed by, and construed in accordance with, the laws of the State of Illinois.

         SECTION 7.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

         SECTION 7.10. Change in Accounting Principles. If any changes in accounting principles from those used in the preparation of the financial statements delivered to the Lender prior to the date hereof and referred to in
Section 4.01(g) ("GAAP Changes") are hereafter occasioned by the promulgation of rules, regulations, pronouncements or opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and such changes result in a change in the method of calculation of, or in different components in, any of the financial covenants, definitional provisions, standards or other terms or conditions found in this Agreement, (i) the parties hereto agree to enter into good faith negotiations with respect to amendments to this Agreement to conform those covenants, definitional provisions, standards or other terms and conditions as criteria for evaluating the financial condition of, and performance by, the Borrower and its Subsidiaries to substantially the same criteria as were effective prior to such GAAP Change, and (ii) the Borrower shall be deemed to be in compliance with any affected covenant or other provision during the 90-day period following any such GAAP Change if and to the extent that the Borrower would have been in compliance therewith under GAAP as in effect immediately prior to such GAAP Change. This Section 7.10 shall not be deemed to require the Borrower or the Lender to agree to any modification of this Agreement to reflect any such GAAP Change and if the parties, in their sole discretion, fail to reach agreement on any such modification prior to the end of the 90-day period referred to in the foregoing clause (ii), the terms of this Agreement shall remain unchanged and the compliance of the Borrower with the covenants and other provisions contained herein shall, upon the expiration of such 90-day period, be calculated in accordance with GAAP without giving effect to such GAAP Change. At the time of any GAAP Change, the Borrower shall furnish to the Lender a statement of its independent auditors that such auditors concur with such change, and following such change the Borrower shall furnish to the Lender a reconciliation statement (A) with each financial statement furnished under this Agreement, and (B) with each certificate or other data or information furnished by the Borrower under this Agreement, in each case to show compliance by the Borrower with all applicable financial covenants, definitional provisions, standards or other terms or conditions for evaluating the financial condition of, and performance by, the Borrower and its Subsidiaries hereunder.

         SECTION 7.11. Limitation of Liability. No claim may be made by the Borrower, the Lender or any other Person against the Borrower, the Lender or any of its or their Affiliates or any of its or their officers, directors, employees, agents, attorneys or advisors for any special, indirect, consequential or punitive damages in respect of (i) any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or (ii) any act, omission or event occurring in connection herewith or therewith, and the Borrower and the Lender each hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

         SECTION 7.12. Consent to Jurisdiction and Service of Process. ALL JUDICIAL PROCEEDINGS BROUGHT BY THE LENDER OR ANY OF ITS AFFILIATES AGAINST THE BORROWER OR BROUGHT BY THE BORROWER AGAINST THE LENDER IN EACH CASE WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION LOCATED IN COOK COUNTY, ILLINOIS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWER AND THE LENDER ACCEPTS, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS FROM WHICH NO APPEAL HAS BEEN TAKEN OR IS AVAILABLE. EACH OF THE BORROWER AND THE LENDER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS NOTICE ADDRESS SPECIFIED PURSUANT TO SECTION 7.02 HEREOF, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING. EACH OF THE BORROWER AND THE LENDER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION (INCLUDING WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY JURISDICTION SET FORTH ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER, OR THE BORROWER TO BRING PROCEEDINGS AGAINST THE LENDER, IN THE COURTS OF ANY OTHER JURISDICTION.

         SECTION 7.13. Confidentiality; Disclosure. The Lender shall hold all Confidential Information obtained pursuant to the requirements of this Agreement in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and will use such information only in connection with the transactions contemplated by this Agreement, and in any event may make disclosure of any such information (i) to the extent required by law (including statute, rule, regulation or judicial process), (ii) to bank examiners and auditors and appropriate government examining authorities, (ii) to the extent necessary or appropriate in connection with any litigation to which the Lender is a party, (iv) to the Lender's Affiliates and its and their officers, directors, employees, agents, attorneys and advisors and to actual or prospective participants in any rights and obligations of the Lender under this Agreement, or (v) in response to credit inquiries in accordance with its customary procedures.

         SECTION 7.14. Entire Agreement. This Agreement, taken together with all of the other Loan Documents and all certificates and other documents delivered by or on behalf of the Borrower to the Lender, embodies the entire agreement and supersedes all prior agreements, written and oral, relating to the subject matter hereof.

         SECTION 7.15. Waiver of Jury Trial. EACH OF THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES OR THE ACTIONS OF THE LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

         IN WITNESS WHEREOF, the parties hereto have caused this Revolving Credit Agreement to be executed by their respective officers thereunder duly authorized, as of the date first above written.

                                       INSURANCE AUTO AUCTIONS, INC.
                                       a California corporation

                                       By:
                                           -------------------------------------
                                           Linda C. Larrabee
                                           Senior Vice President,
                                           Chief Financial Officer and Secretary

                                       Executed by the Borrower this 4th day
                                       of April, 1997

                                       LA SALLE NATIONAL BANK
                                       as Lender

                                       By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        Domestic Lending Office:

                                        LaSalle National Bank
                                        135 South LaSalle Street
                                        Chicago, Illinois 60603


                                        Eurodollar Lending Office:

                                        LaSalle National Bank
                                        135 South LaSalle Street
                                        Chicago, Illinois 60603